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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE:

Contact:    W. Brian Rodgers
            The Source Information Management Company
            11644 Lilburn Park Road
            St. Louis, Missouri 63146
            314-995-9040


                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                      ANNOUNCES CLOSING OF ACQUISITIONS OF
                         BRAND MANUFACTURING COMPANY AND
                             YEAGER INDUSTRIES, INC.


St. Louis, January 11, 1999 - The Source Information Management Company (NASD:SORC) ("Source") announced today that it has closed the previously-announced acquisitions of U.S. Marketing Services, Inc. ("U.S. Marketing"), parent company of Brand Manufacturing Corporation ("Brand") and its affiliated companies, and of Yeager Industries, Inc. ("Yeager"). Brand and Yeager both design and manufacture in-store merchandising units and point-of-purchase displays for retail store chains. Brand's affiliates include The Vail Companies, Inc., which contracts for removal of old fixtures, and T.C.E. Corporation, which is an in-house trucking company shipping front-end fixtures throughout the United States.

U.S. Marketing was acquired in a merger transaction by a subsidiary of Source for 1,926,719 shares of Source common stock and 1,473,281 shares of Series A Convertible Preferred Stock ("Series A Preferred") of Source. The Series A Preferred will be convertible into an equal number of shares of Source common stock upon receipt of shareholder approval of the conversion; if shareholder approval is not received, the Series A Preferred will be convertible into demand debt of Source aggregating $11,388,462. Source will seek shareholder approval of the conversion into Source common stock as soon as practicable. All common shares issued pursuant to the U.S. Marketing transaction (including shares issuable upon conversion of the Series A Preferred) are subject to a one-year lock-up agreement with Source. 1,779,383 of such shares held by the

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former principal shareholder of U.S. Marketing, and 1,360,617 of the common shares issuable upon conversion of the Series A Preferred, are subject to a two-year voting agreement in favor of Leslie Flegel, Chairman of the Board and Chief Executive Officer of Source, to vote on election of directors and certain other matters; the voting agreement does not cover certain fundamental matters such as mergers, tender offers, sales of assets and the like. The voting agreement will be earlier terminated if the shareholder holds less than 10% of the outstanding common stock of Source.

In the Yeager transaction, Source acquired the assets and assumed the operating liabilities of Yeager for $707,718 cash and 164,289 shares of Source common stock. In addition, Source repaid approximately $1,642,282 of Yeager debt at closing. The cash portion of the consideration may be increased by an aggregate of not more than $500,000 based upon performance of Yeager in fiscal 2000 and 2001. After closing, neither U.S. Marketing nor Yeager had any outstanding indebtedness.

James R. Gillis, former Chief Executive Officer of Brand, has been elected President of Source with primary responsibility for Source's front-end fixture subsidiaries. Mr. Gillis will report to William Lee, who is now Vice-Chairman and Chief Operating Officer of Source.

Source hopes to complete the acquisition of MYCO, Inc. ("MYCO") by the end of January, 1999 and of Chestnut Display Systems, Inc. and Chestnut Display Systems
- North, Inc. (collectively, "Chestnut") as soon as practicable after completion of the audit of Chestnut's December 31, 1998 financial statements. Source has previously announced Letters of Intent to acquire assets and assume liabilities of MYCO and Chestnut, which, like Brand and Yeager, are front-end fixture

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companies. The acquisitions of MYCO and Chestnut remain subject to negotiation of definitive agreements, due diligence and other customary conditions.